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                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         This Agreement is made this 8th day of May, 1997, by and between U.S. National Housing, LLC (the "LLC") and U.S. National Housing Limited Partnership (the "Partnership").

         WHEREAS, the LLC entered into an Agreement of Purchase and Sale (the "Agreement") with Fort Bragg 801, Inc., Pensacola 801, Inc. and Portales 801, Inc. for certain military housing developments in McLauchlin township, North Carolina, Pensacola, Florida, and Portales, New Mexico.

         WHEREAS, the LLC desires to assign the Agreement to the Partnership and the Partnership desires to accept the assignment and to assume the duties, liabilities and obligations of the LLC under the Agreement.

         NOW, THEREFORE, in consideration of the sum of ten dollars ($10.00), and other good and valuable consideration, the LLC assigns and transfers all of its right, title and interest under the Agreement to the Partnership, and the Partnership assumes all the LLC's duties, liabilities and obligations under the Agreement, as if the Partnership were the original party to the Agreement.

                                  U.S. NATIONAL HOUSING, LLC


                                  By: /s/ Richard W. Fischer
                                     --------------------------------------
                                     Richard W. Fischer
                                     Managing Member


                                     U.S. NATIONAL HOUSING LIMITED PARTNERSHIP

                                     U.S. National Management Corporation


                                  By: /s/ Richard W. Fischer
                                     --------------------------------------
                                     Richard W. Fischer
                                     President/General Partner